Exhibit (a)(4)
[Name of Participant]
FORM OF WITHDRAWAL LETTER

Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
Attention: Karen M. Rosbury
facsimile: (248) 447-1727
email: MSPP@lear.com
TRANSMISSION OF THIS WITHDRAWAL LETTER VIA EMAIL OR FACSIMILE TO A NUMBER OR EMAIL ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.
* * * * * *
To Lear Corporation:
     Pursuant to the terms and subject to the conditions of the Offer (as defined below), and this Withdrawal Letter, I hereby withdraw the tender of all of my Eligible RSUs that I previously tendered for exchange pursuant to the Offer. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Offer to Exchange Eligible Restricted Stock Unit Awards, dated August 14, 2008 (the “Offer to Exchange”).
     For purposes hereof, the “Offer” refers to the Offer to Exchange and related cover letter, dated August 14, 2008, and my Acceptance Letter, in each case as they may be amended from time to time. “Eligible RSUs” refers to the restricted stock units (“RSUs”) that were granted to me under the Management Stock Purchase Plan (“MSPP”) and that are eligible for exchange pursuant to the terms and conditions of the Offer.
     Upon the terms and subject to the conditions set forth in the Offer to Exchange and my Acceptance Letter, I participated in the opportunity to exchange (that is, surrender) for cancellation all or a portion of my Eligible RSUs granted under the Long-Term Stock Incentive Plan pursuant to a deferral or deferrals under the Management Stock Purchase Plan thereunder (my “Tendered RSUs”) for a credit to a Notional Cash Account and/or cash-settled Stock Appreciation Right (“SAR”).
     Pursuant to the terms and subject to the conditions of the Offer, I understand that I can withdraw the tender of my Tendered RSUs any time prior to 11:59 p.m., Eastern Time, on September 11, 2008, or such later date as may be applicable if the Company decides to extend the period of time the Offer will remain open (each such date, the “Offer Expiration Date”).
     Accordingly, under the terms and subject to the conditions of the Offer and this Withdrawal Letter, I, the undersigned, hereby withdraw the tender for exchange of all my Tendered RSUs.
     I understand and acknowledge that:
     (1) I may not rescind my withdrawal and the Tendered RSUs that I hereby withdraw will be deemed not properly tendered for purposes of the Offer unless I re-tender those RSUs for exchange prior to the Offer Expiration Date by following the procedures described in the Offer to Exchange under “Procedures for Tendering Eligible RSUs.”
     (2) I must withdraw all of my Tendered RSUs. I may not withdraw only a portion of my Tendered RSUs. Upon withdrawal of my Tendered RSUs, I understand that all such RSUs shall remain outstanding pursuant to their original terms and conditions, including their distribution schedule, unless I re-tender such RSUs for exchange in accordance with the terms and conditions of the Offer.
     (3) Neither the Company nor any other person is obligated to give notice of any defects or

[Name of Participant]
irregularities in any Withdrawal Letter, nor will anyone incur any liability for failure to give any such notice. The Company will determine, in its discretion, all matters as to the form and validity, including time of receipt, of any Withdrawal Letter. The Company’s determination of these matters will be final and binding.
     (4) All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. As stated above, this withdrawal may not be rescinded.
     (5) A signed copy of this Withdrawal Letter (or a facsimile copy thereof) must be received by the Company on or prior to the Offer Expiration Date. A properly signed and completed copy of this Withdrawal Letter must be delivered either (i) by email by attaching a PDF file of this Withdrawal Letter or (ii) by facsimile. DELIVERY BY REGULAR INTERNAL OR EXTERNAL MAIL WILL NOT BE ACCEPTED. The method by which the signed and completed Withdrawal Letter is delivered is at my option and risk, and the delivery will be deemed made only when actually received by the Company by email at MSPP@lear.com or by facsimile to (248) 447-1727, Attention: Karen M. Rosbury. In all cases, sufficient time should be allowed to ensure timely delivery.
     (6) I have read, understand and agree to all of the terms and conditions of the Offer and this Withdrawal Letter.
This Withdrawal Letter has been completed and signed in the same name that appears on the Acceptance Letter previously submitted by me.

SIGNATURE OF ELIGIBLE EMPLOYEE

(Signature of Eligible Employee)
Date:                      , 2008
Print Name:
Address:
Telephone No. (with area code):
Tax ID/Social Security No.:
Employee ID: